Filed Pursuant to Rule 433

Registration No. 333-198523

July 15, 2015

WPX ENERGY, INC.

Free Writing Prospectus

$1,200,000,000

$             % Senior Notes due 2020

$             % Senior Notes due 2023

This term sheet supplements the information set forth in the Prospectus Supplement, subject to completion, dated July 14, 2015 to the Prospectus dated July 14, 2015.

Issuer:	WPX Energy, Inc.

Securities Offered:	Senior Notes due 2020 Senior Notes due 2023

Joint Book-Running Managers:

Barclays Capital Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Merrill Lynch, Pierce, Fenner & Smith

                    Incorporated

Wells Fargo Securities, LLC

Credit Agricole Securities (USA) Inc.

Scotia Capital (USA) Inc.

Joint Lead Manager:	Mitsubishi UFJ Securities (USA), Inc.

Co-Managers:

BBVA Securities Inc.

RBC Capital Markets, LLC

TD Securities (USA) LLC

BB&T Capital Markets, a division of BB&T Securities LLC

BNP Paribas Securities Corp.

BOSC, Inc.

Credit Suisse Securities (USA), LLC

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Capitalized terms used in this pricing term sheet but not defined have the respective meanings given to them in the preliminary prospectus supplement. Before you invest, you should read the prospectus supplement for this offering, the issuer’s prospectus in that registration statement and any other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847.